Exhbibt 99.1

VIGGLE℠ LOYALTY PROGRAM FOR TV AVAILABLE IN ITUNES APP STORE
Free app enables users to check into TV shows and get real rewards such as gift cards, movie tickets, music and much more; Innovative brands and networks onboard for launch

NEW YORK, NY – Jan. 25, 2012 – Viggle, a Function(x) company (Symbol: FNCX), announced that it expects its first free app to be available in the iTunes App Store today. Viggle works with iOS devices such as iPhone®, iPad® and iPod touch® and rewards people with gift cards, movie tickets, music and more for checking into TV shows using its proprietary show matching feature. The company, founded by media and entertainment entrepreneur Robert F.X. Sillerman, also announced a number of strategic launch partners including Verizon, Capital One, Pepsi, Gatorade, and Burger King Corporation.

“We’re excited to get Viggle into the hands of passionate TV viewers,” said Chris Stephenson, president of Function(x), “And we’re lucky to be working with networks and brands who really understand the connection people have with the shows they love. Everyone wins here - consumers get rewarded for their loyalty and networks and brand partners are able to connect with Viggle users in relevant and meaningful ways.”

"At USA, we are committed to expanding the ways our fans engage with great content beyond their TV viewing experience,” said Jesse Redniss, senior vice president, digital, USA Network.  “By connecting to Viggle, we are able to offer access to more compelling engagement, participation and affinity rewards that extend our viewers’ access across multiple touch points."

A number of innovative brand partners have signed on to take advantage of the rich opportunities Viggle creates for them to engage with consumers. Viggle provides these companies with easy ways to target different audiences and present their brands in a variety of contextually relevant ways including games, quizzes, polls, downloads and videos that are related to the consumer and what they’re watching.

“Pepsi is and always has been an entertainment brand,” said Massimo d'Amore, president of PepsiCo's Global Beverages Group.  “Being partnered with the best in music, sports and TV is very natural for us and partnering with Viggle helps us keep close to the consumer on an exciting new platform.”

"The way people consume TV has completely transformed since everyone started watching their favorite shows with a mobile phone or tablet at their side. It is no longer a passive form of entertainment," said Marc Mentry, senior vice president, advertising and sponsorships, Capital One. "We want to meet consumers where they are and unexpected rewards are a great way to drive engagement with the Capital One brand."

Core to Viggle’s promise are the rewards consumers get for checking into the TV shows they love. Viggle users will be able to redeem points for rewards from a growing slate of more than 20 brands that span entertainment, retail, restaurants and travel, including Best Buy, Target, Sephora, the Hulu Plus subscription service and many more. New rewards are being added to the catalogue every week and Viggle is working with rewards partners to create special reward opportunities like daily deals and one-of-a-kind experiences for TV’s biggest fans.

Viggle works with live, recorded and online TV content from more than 100 channels today with more being added daily. Using the integrated microphone on the iPhone, iPad or iPod touch device, Viggle automatically identifies what the viewer is watching on television. Once checked in, users can see a summary of all Twitter conversation related to the show and are able to share comments from within the app directly to Twitter or Facebook. Users can learn more about their favorite shows by clicking on direct links to online show pages, unique content, downloads and special merchandise that are integrated directly on the show pages.

Bob Jeffrey, Chairman and CEO for JWT Worldwide, said:
“Viggle is a powerful new way for brands to engage with consumers using cutting-edge technology," stated Bob Jeffrey, CEO and Worldwide Chairman, JWT. "Our business today is driven by innovation and the road to success sits at the intersection of Hollywood, Silicon Valley and Madison Avenue. Clients and consumers alike will love Viggle."

About Viggle℠
Viggle is a loyalty program for television that gives people real rewards for checking into the television shows they’re watching.  Currently available for Apple iPhone®, iPad® and iPod touch®, Viggle automatically identifies what television shows its users are watching and awards them points when they check-in. Viggle users can redeem their points in the app’s rewards catalogue for items such as movie tickets, music, gift cards and much more. For more information, visit http://www.viggle.com, follow us on Twitter @Viggle or like us on Facebook.

About Function(x)
Function(x) Inc. was founded by media entrepreneur Robert F.X. Sillerman, who has pioneered a number of successful television, radio and live entertainment businesses. Sillerman created Function(x) in June 2010 to develop new business models and digital products and services that encourage consumers to engage with entertainment such as TV, movies, games and music. The company is publicly listed as FNCX. For more information, visit http://www.functionxinc.com or follow us on Twitter @functionxinc.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as defined in the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements involve inherent risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. All information provided in this press release is as of January 25, 2012.   Except as required by law, Function(x) Inc. undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events.

Media Contact:
Laura Gonia
Weber Shandwick
E: FunctionX@webershandwick.com
P: 206-576-5580

Jason Reindorp
VP, Marketing
Function(x) Inc.
jr@functionxinc.com
Tel. 206.226.4085

###